Exhibit 10.6

EXECUTION VERSION

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO THE CREDIT AGREEMENT, dated as of November 15, 2017 (this “Fifth Amendment”), by and among LTF INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), LIFE TIME, INC. (formerly known as LIFE TIME FITNESS, INC.), a Minnesota corporation and successor in interest to LTF MERGER SUB, INC., as borrower (the “Borrower”), the Subsidiary Guarantors party hereto, DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and the New 2017 Refinancing Term Loan Lenders (as hereinafter defined) party hereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below (as amended by this Fifth Amendment).

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, the Lenders from time to time party thereto and the Administrative Agent are parties to a Credit Agreement, dated as of June 10, 2015 (as amended by that certain Technical Amendment No. 1, dated as of July 21, 2015, that certain Technical Amendment. No. 2, dated as of September 14, 2015, that certain Third Amendment to the Credit Agreement dated as of June 9, 2016 and that certain Fourth Amendment to the Credit Agreement dated as of January 27, 2017, the “Credit Agreement”);

WHEREAS, on the date hereof, there are outstanding Term Loans under the Credit Agreement in an aggregate principal amount of $1,320,515,625.00 (the “Existing Term Loans”);

WHEREAS, in accordance with the provisions of Sections 2.15 and 10.01 of the Credit Agreement, the Borrower, Holdings, the Administrative Agent and the New 2017 Refinancing Term Loan Lenders (as hereinafter defined) wish to amend the Credit Agreement to enable the Borrower to, among other things, refinance in full the aggregate amount of Term Loans outstanding immediately prior to the Fifth Amendment Effective Date (as hereinafter defined);

WHEREAS, pursuant to Section 2.15 of the Credit Agreement, the Borrower has requested that (i) the New 2017 Refinancing Term Loan Lenders listed on the New 2017 Refinancing Term Loan Commitment Schedule (as defined below) provide new Refinancing Term Loans under the Credit Agreement and (ii) certain lenders who are currently Lenders with respect to Existing Term Loans under the Credit Agreement (each, a “Converting Lender”), convert all or, if otherwise specified by the Administrative Agent, a portion of their outstanding Existing Term Loans into New 2017 Refinancing Term Loans (as hereinafter defined) (each such New 2017 Refinancing Term Loan, a “Converting Term Loan”) in the same aggregate principal amount as such Converting Lender’s Existing Term Loan (or such lesser amount as specified by the Administrative Agent) simultaneously with the making of other New 2017 Refinancing Term Loans hereunder (such Refinancing Term Loans and Converting Term Loans, collectively the “New 2017 Refinancing Term Loans” and each Lender that holds a New 2017 Refinancing Term Loan, a “New 2017 Refinancing Term Loan Lender” and, collectively, the “New 2017 Refinancing Term Loan Lenders”) in an aggregate principal amount of $1,320,515,625.00; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1.    Amendments to Credit Agreement.

(a)     New 2017 Refinancing Term Loans.

(i)    Subject to the satisfaction (or waiver) of the conditions set forth in Section 2 hereof and in reliance upon the representations and warranties set forth in Section 4 hereof, the New 2017 Refinancing Term Loan Lenders severally, but not jointly, hereby agree to (x) make New 2017 Refinancing Term Loans to the Borrower on the Fifth Amendment Effective Date in the aggregate principal amount of such New 2017 Refinancing Term Loan Lender’s New 2017 Refinancing Term Loan Commitment (as defined below) and/or (y) convert their Existing Term Loans into New 2017 Refinancing Term Loans pursuant to Section 6(f), as applicable.

(ii)     The Administrative Agent has prepared a schedule attached hereto as Schedule A (the “New 2017 Refinancing Term Loan Commitment Schedule”) which sets forth the “New 2017 Refinancing Term Loan Commitment” of each New 2017 Refinancing Term Loan Lender set forth therein.

(iii)    The New 2017 Refinancing Term Loans shall be designated as a new tranche under the Credit Agreement, with terms and provisions identical to the Existing Term Loans, except as set forth herein.

(b)    Additional Credit Agreement Amendments. Each of the parties hereto agrees that, subject to the satisfaction (or waiver) of the conditions set forth in Section 2 hereof and upon the making of the New 2017 Refinancing Term Loans, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex II hereto.

SECTION 2.     Conditions of Effectiveness of this Fifth Amendment. This Fifth Amendment shall become effective and the New 2017 Refinancing Term Loan Lenders shall disburse the New 2017 Refinancing Term Loan to be made by it pursuant to Section 1(a) on the date (the “Fifth Amendment Effective Date”) when the following conditions shall have been satisfied (or waived):

(a)    the Administrative Agent (or its counsel) shall have received (x) from the Borrower, Holdings, each Guarantor, the Administrative Agent and each New 2017 Refinancing Term Loan Lender counterparts of this Fifth Amendment signed on behalf of such parties and (y) from each Converting Lender, a Refinancing Lender Consent substantially in the form of Annex I hereto (the “Refinancing Lender Consent”) (in each case, including by way of facsimile or other electronic transmission);

(b)    substantially simultaneously with the making of the New 2017 Refinancing Term Loans, the Borrower shall have paid, by wire transfer of immediately available funds, all reasonable and documented in reasonable detail costs, fees, out-of-pocket expenses (including the reasonable and documented in reasonable detail fees, disbursements and other charges of Davis Polk & Wardwell LLP in connection with this Fifth Amendment), compensation and other amounts then due and payable pursuant to the Engagement Letter, dated as of November 1, 2017, by and between the Borrower and Deutsche Bank Securities Inc. (“DBSI”), the Amended and Restated Engagement Letter dated as of November 15, 2017, by and among DBSI, Goldman Sachs Bank USA, Jefferies Finance LLC, Mizuho Bank Ltd., BMO Capital Markets Corp., RBC Capital Markets, LLC, U.S. Bank National Association, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc. (collectively as Lead Arrangers) and the Borrower, and the Fee Letter, dated as of November 1, 2017, by and between the Borrower and DBSI, and in the case of the costs and out-of-pocket expenses, to the extent invoiced at least one Business Day prior to the Fifth Amendment Effective Date;

(c)    on the Fifth Amendment Effective Date and after giving effect to this Fifth Amendment and the making of the New 2017 Refinancing Term Loans, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all of the representations and warranties of each Loan Party contained in this Fifth Amendment, the Credit Agreement and the other Loan Documents shall be true and correct in all material respects before and after the effectiveness of this Fifth Amendment and the making of the New 2017 Refinancing Term Loans or the application of the proceeds thereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Fifth Amendment Effective Date or such earlier date;

(d)    the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying compliance with the requirements of the preceding clause (c);

(e)    the Administrative Agent shall have received no fewer than three Business Days prior to the Fifth Amendment Effective Date (x) a Committed Loan Notice, duly executed by the Borrower, for the Borrowing of the New 2017 Refinancing Term Loans pursuant to this Fifth Amendment and (y) a prepayment notice pursuant to Section 2.05(1)(a) of the Credit Agreement;

(f)    there shall have been delivered to the Administrative Agent (A) certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, and incumbency certificates, (B) a certificate of a Responsible Officer of the Borrower (which may be contained in the same certificate as the certificate delivered pursuant to the preceding clause (e)), certifying that since the Amendment No. 4 Effective Date, except as attached to such certificate, there have been no changes to the Organizational Documents of the Loan Parties and/or attaching copies of any such Organizational Documents that have changed since the Amendment No. 4 Effective Date and (C) a solvency certificate from a Responsible Officer of the Borrower (after giving effect to the New 2017 Refinancing Term Loans) substantially in the form attached to the Credit Agreement as Exhibit I; and

(g)    the Administrative Agent shall have received an opinion from (i) Latham & Watkins LLP, special New York counsel to the Loan Parties and (ii) Faegre Baker Daniels LLP, special Minnesota counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent and the New 2017 Refinancing Term Loan Lenders.

(h)    the Administrative Agent shall receive, simultaneously with such funding, funds sufficient to (i) prepay in full the principal amount of all Existing Term Loans (other than Converting Term Loans) and (ii) pay, in connection therewith, all accrued and unpaid interest on all Existing Term Loans.

SECTION 3.     Representations and Warranties. To induce the Administrative Agent and the New 2017 Refinancing Term Loan Lenders party hereto to enter into this Fifth Amendment and each Refinancing Lender Consent, each of the Borrower and Holdings represents and warrants to the Administrative Agent and the New 2017 Refinancing Term Loan Lenders party hereto on and as of the Fifth Amendment Effective Date:

(a)     all of the representations and warranties of each Loan Party contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the

Fifth Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Fifth Amendment Effective Date or such earlier date; and

(b)     no Default or Event of Default exists as of the Fifth Amendment Effective Date, or would result from the making of the New 2017 Refinancing Term Loans or the application of the proceeds therefrom.

SECTION 4. Reaffirmation of Guaranty. Each Guarantor reaffirms its guarantee of the Guaranteed Obligations (as defined in the Guaranty) under the terms and conditions of the Guaranty and agrees that such guarantee remains in full force and effect and is hereby ratified, reaffirmed and confirmed. Each Guarantor hereby confirms that it consents to the terms of this Fifth Amendment, including, without limitation, the refinancing in full of the Existing Term Loans under the Credit Agreement in the form of New 2017 Refinancing Term Loans and which constitute “Guaranteed Obligations” of such Guarantor under the Guaranty as amended by this Fifth Amendment. Each Guarantor hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound will continue to guarantee, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Guaranteed Obligations, including without limitation the payment and performance of all such applicable Guaranteed Obligations that are joint and several obligations of each Guarantor now or hereafter existing; (ii) acknowledges and agrees that its Guaranty and each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the Fifth Amendment; and (iii) acknowledges, agrees and warrants for the benefit of the Administrative Agent and each Secured Party that there are no rights of set-off or counterclaim, nor any defenses of any kind, whether legal, equitable or otherwise, that would enable such Guarantor to avoid or delay timely performance of its obligations under the Loan Documents (except to the extent such obligations constitute Excluded Swap Obligations (as defined in the Guaranty) with respect to such Guarantor).

SECTION 5.    Reaffirmation of Security Agreement.

(a)     Each Loan Party hereby acknowledges that it has reviewed and consents to the terms and conditions of this Fifth Amendment and the transactions contemplated hereby, including, without limitation, the refinancing in full of the Existing Term Loans under the Credit Agreement in the form of New 2017 Refinancing Term Loans. In addition, each Loan Party reaffirms the security interests granted by such Loan Party under the terms and conditions of the Security Agreement to secure the Obligations and agrees that such security interests remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Loan Party hereby confirms that the security interests granted by such Loan Party under the terms and conditions of the Security Agreement secure the New 2017 Refinancing Term Loans as part of the Obligations. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral (as defined in the Security Agreement) encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations, as the case may be, including, without limitation, the payment and performance of all such applicable Obligations that are joint and several obligations of each Loan Party now or hereafter existing, (ii) confirms its respective grant to the Collateral Agent for the benefit of the Secured Parties of the security interest in and continuing Lien on all of such Loan Party’s right, title and interest in, to and under all Collateral (as defined in the Security Agreement), whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable Obligations (including all such Obligations as amended, reaffirmed and/or increased pursuant to this Fifth Amendment), subject to the terms contained in the applicable Loan Documents, and (iii) confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is a party.

(b)     Each Loan Party acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Fifth Amendment.

SECTION 6.    Reference to and Effect on the Credit Agreement and the Loan Documents.

(a)    This Fifth Amendment shall constitute both a Refinancing Amendment and a Loan Document under the Credit Agreement.

(b)     On and after the Fifth Amendment Effective Date, (i) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Fifth Amendment, (ii) each New 2017 Refinancing Term Loan Lender shall constitute a “Lender” under (and as defined in) the Credit Agreement, (iii) the New 2017 Refinancing Term Loan Commitments shall constitute “Refinancing Commitments” and “Commitments” under (and as defined in) the Credit Agreement, (iv) the New 2017 Refinancing Term Loans shall constitute “Closing Date Term Loans” under (and as defined in) the Credit Agreement and (v) the Fifth Amendment Effective Date shall constitute the “Amendment No. 5 Effective Date” under (and as defined in) the Credit Agreement.

(c)    The Credit Agreement and each of the other Loan Documents, as specifically amended by this Fifth Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Fifth Amendment.

(d)    The execution, delivery and effectiveness of this Fifth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(e)    Notwithstanding anything in the Credit Agreement to the contrary, the New 2017 Refinancing Term Loans shall be funded as Eurodollar Rate Loans with an initial Interest Period ending on November 30, 2017.

(f)    Each Converting Lender that executes and delivers a Refinancing Lender Consent electing the “Consent and Cashless Roll Option” shall be deemed to agree, upon the effectiveness of this Fifth Amendment on the Fifth Amendment Effective Date that (i) all (or such lesser amount as the Administrative Agent may allocate to such Lender) of its Existing Term Loans shall constitute New 2017 Refinancing Term Loans under the Credit Agreement (each such New 2017 Refinancing Term Loan, to such extent, a “Cashless Converting Loan”) and (ii) it waives any right to receive its share of the prepayment of Existing Term Loans referred to in Section 2(h), solely to the extent of such Cashless Converting Loans.

5

(g)    Each existing Term Lender that executes and delivers a Refinancing Lender Consent electing the “Consent and Assignment Option” shall be repaid in full (or such lesser amount as the Administrative Agent may allocate to such Term Lender) on the Fifth Amendment Effective Date, including for all accrued and unpaid interest, fees, expenses and other compensation owed to such Term Lender and due and payable by the Borrower pursuant to the Credit Agreement and this Fifth Amendment. Each such Term Lender agrees that it shall be deemed to have executed an Assignment and Assumption pursuant to Section 10.07 of the Credit Agreement on the Fifth Amendment Effective Date and to have purchased a principal amount of New 2017 Refinancing Term Loans in an amount equal to the principal amount of such repayment (or such lesser amount as the Administrative Agent may allocate to such Term Lender).

(h)    This Fifth Amendment may not be amended, modified or waived except pursuant to a writing signed by each of the parties hereto.

SECTION 7.     Governing Law. THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.     Counterparts. This Fifth Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Fifth Amendment by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Fifth Amendment.

SECTION 9.     Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Fifth Amendment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Fifth Amendment as of the date first above written.

LIFE TIME, INC., as Borrower

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF INTERMEDIATE HOLDINGS, INC., as
Holdings and Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Secretary

[Signature Page to Fifth Amendment to Credit Agreement]

LTF CLUB OPERATIONS COMPANY, INC., as Guarantor

By:	/s/ Steve Kerzman
	Name:	Steve Kerzman
	Title:	President,Chief Executive Officer and Chief Financial Officer

LTF OPERATIONS HOLDINGS, INC., as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF MANAGEMENT SERVICES, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF CONSTRUCTION COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF RESTAURANT COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF CLUB MANAGEMENT COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

[Signature Page to Fifth Amendment to Credit Agreement]

LTF CLUB OPERATIONS COMPANY, INC., as
Guarantor

By:	/s/ Steve Kerzman
	Name:	Steve Kerzman
	Title:	President, Chief Executive Officer and Chief Financial Officer

LTF OPERATIONS HOLDINGS, INC., as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF MANAGEMENT SERVICES, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF CONSTRUCTION COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF RESTAURANT COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF CLUB MANAGEMENT COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

[Signature Page to Fifth Amendment to Credit Agreement]

LTF MINNETONKA RESTAURANT COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF TRIATHLON SERIES, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Title: Vice President and Secretary

CHRONOTRACK SYSTEMS CORP., as Guarantor

By:	/s/ Steve Kerzman
	Name:	Steve Kerzman
	Title:	Treasurer

LTF ARCHITECTURE, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF LEASE COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF REAL ESTATE HOLDINGS, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

[Signature Page to Fifth Amendment to Credit Agreement]

LTF MINNETONKA RESTAURANT COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF TRIATHLON SERIES, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

CHRONOTRACK SYSTEMS CORP., as Guarantor

By:	/s/ Steve Kerzman
	Name:	Steve Kerzman
	Title:	Treasurer

LTF ARCHITECTURE, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF LEASE COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF REAL ESTATE HOLDINGS, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

[Signature Page to Fifth Amendment to Credit Agreement]

LTF REAL ESTATE COMPANY, INC., as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF EDUCATIONAL PROGRAMS, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

LTF GROUND LEASE COMPANY, LLC, as Guarantor

By:	/s/ James Spolar
	Name:	James Spolar
	Title:	Vice President and Secretary

[Signature Page to Fifth Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and New 2017 Refinancing Term Loan Lender

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Dusan Lazarov
	Name:	Dusan Lazarov
	Title:	Director

[Signature Page to Fifth Amendment to Credit Agreement]

SCHEDULE A

NEW 2017 REFINANCING TERM LOAN COMMITMENT SCHEDULE

New 2017 Refinancing Term Loan Lender	New 2017 Refinancing Term Loan Commitment
DEUTSCHE BANK AG NEW YORK BRANCH	$217,361,777.56

Total	$217,361,777.56

ANNEX II

AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

~~EXECUTION VERSION~~

(conformed to (i) Technical Amendment No. 1,

dated as of July 21, 2015, (ii) Technical Amendment No. 2,

dated as of September 14, 2015, (iii) Third Amendment

to the Credit Agreement, dated as of June 9, 2016 ~~and~~, (iv) Fourth Amendment

~~Fourth Amendment~~ to the Credit Agreement, dated as of January 27, 2017 and (v) Fifth Amendment to the Credit Agreement, dated as of November 15, 2017)

Published CUSIP Numbers:

DEAL CUSIP: 50218KAA6

REVOLVER CUSIP: 50218KAC2

TERM FACILITY CUSIP: 50218KAB4

CREDIT AGREEMENT

Dated as of June 10, 2015

among

LTF INTERMEDIATE HOLDINGS, INC.,

as Holdings,

LTF MERGER SUB, INC.,

as Initial Borrower,

U.S. BANK NATIONAL ASSOCIATION

as Issuing Bank and Swing Line Lender,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

JEFFERIES FINANCE LLC,

MIZUHO BANK, LTD.

BMO CAPITAL MARKETS CORP.,

RBC CAPITAL MARKETS, LLC,

U.S. BANK NATIONAL ASSOCIATION,

MACQUARIE CAPITAL (USA) INC.~~,~~

and

NOMURA SECURITIES INTERNATIONAL, INC.,

~~and~~

~~MIZUHO BANK, LTD.,~~

as Joint Lead Arrangers and Joint Lead Bookrunners

Table of Contents

		Page
ARTICLE I

Definitions and Accounting Terms

SECTION 1.01	Defined Terms	1
SECTION 1.02	Other Interpretive Provisions	82
SECTION 1.03	Accounting Terms	83
SECTION 1.04	Rounding	83
SECTION 1.05	References to Agreements, Laws, etc	83
SECTION 1.06	Times of Day and Timing of Payment and Performance	~~83~~84
SECTION 1.07	Pro Forma and Other Calculations	~~83~~84
SECTION 1.08	Available Amount Transaction	86
SECTION 1.09	Guaranties of Hedging Obligations	86
SECTION 1.10	Currency Generally	~~86~~87
SECTION 1.11	Letters of Credit	90

ARTICLE II

The Commitments and Borrowings

SECTION 2.01	The Loans	90
SECTION 2.02	Borrowings, Conversions and Continuations of Loans	88
SECTION 2.03	Letters of Credit	90
SECTION 2.04	Swing Line Loans	99
SECTION 2.05	Prepayments	101
SECTION 2.06	Termination or Reduction of Commitments	112
SECTION 2.07	Repayment of Loans	~~112~~116
SECTION 2.08	Interest	117
SECTION 2.09	Fees	114
SECTION 2.10	Computation of Interest and Fees	115
SECTION 2.11	Evidence of Indebtedness	115
SECTION 2.12	Payments Generally	115
SECTION 2.13	Sharing of Payments	117
SECTION 2.14	Incremental Facilities	~~117~~118
SECTION 2.15	Refinancing Amendments	120
SECTION 2.16	Extensions of Loans	121
SECTION 2.17	Defaulting Lenders	123
SECTION 2.18	Loan Repricing Protection	129

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01	Taxes	129
SECTION 3.02	Illegality	128
SECTION 3.03	Inability to Determine Rates	128
SECTION 3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans and CDOR Loans	129

i

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 10, 2015, by and among LTF INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), LTF MERGER SUB, INC., a Minnesota corporation and direct subsidiary of Holdings (“Merger Sub” or “Initial Borrower”), U.S. BANK NATIONAL ASSOCIATION (“US Bank”), as Issuing Bank and Swing Line Lender, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Transaction Agreement (as defined in Section 1.01 below), Merger Sub will merge (the “Merger”) with and into Life Time Fitness, Inc., a Minnesota corporation (the “Acquired Company”), which will survive the Merger and succeed to all the rights and obligations of the Initial Borrower under this Agreement and the other Loan Documents (such successor, ~~or~~ “Life Time”).

In connection therewith, the Borrower has requested that (a) substantially simultaneously with the consummation of the Merger, the Lenders extend credit to the Borrower in the form of $1,250.0 million of Closing Date Term Loans and $250.0 million of Revolving Commitments on the Closing Date as secured credit facilities and (b) from time to time on and after the Closing Date, the Lenders lend to the Borrower and the Issuing Banks issue Letters of Credit for the account of the Borrower, each to provide working capital for, and for other general corporate purposes of, the Borrower and its Restricted Subsidiaries, pursuant to the Revolving Commitments hereunder and pursuant to the terms of, and subject to the conditions set forth in, this Agreement.

On the Closing Date, the Borrower will enter into the Senior Notes Indenture pursuant to which the Borrower shall issue the Senior Notes in an aggregate principal amount of up to $450.0 million.

The proceeds of the Closing Date Term Loans and the Closing Date Revolving Borrowings, together with the proceeds of the Senior Notes and the Equity Contribution, will be used on the Closing Date (i) to repay Indebtedness incurred under the Existing Credit Agreement and certain other Indebtedness and (ii) to pay (A) any original issue discount or upfront fees resulting from the exercise of any “market flex” pursuant to the Fee Letter in connection with the Transactions, (B) the Transaction Consideration, (C) the Transaction Expenses and (D) amounts required for working capital.

The applicable Lenders have indicated their willingness to lend, and the applicable Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“2017 Refinancing Term Lender” means, at any time, each Lender with a 2017 Refinancing Term Loan Commitment or, after the 2017 Refinancing Term Loans are made or issued, holding a 2017 Refinancing Term Loan at such time.

“2017 Refinancing Term Loan” ~~shall mean~~means the “2017 Refinancing Term Loans” as defined in, and made and/or converted in accordance with Amendment No. 4.

“2017 Refinancing Term Loan Commitment” means, for any 2017 Refinancing Term Lender, the amount set forth opposite such 2017 Refinancing Term Lender’s name on Schedule A to Amendment No. 4. The initial aggregate amount of the 2017 Refinancing Term Loan Commitments is $1,330,494,332.49.

“Acceptable Discount” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acquired Company” has the meaning specified in the preliminary statements of this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)     Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2)     Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14, (b) Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent, the Swing Line Lender or the Issuing Bank(s) (such approval not to be unreasonably withheld, conditioned or delayed), in each case solely to the extent that any such consent would be required from the Administrative Agent, the Swing Line Lender or the Issuing (s) under Section 10.07(b)(iii) for an assignment of Loans to such Additional Lender.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)     increased (without duplication) by the following, in each case (other than clauses (h), (l) and (m)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a)     total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

2

“Affiliate Transaction” has the meaning specified in Section 7.07.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor (including Co-Investors and their Affiliates and other Affiliates of the Borrower) (other than (a) Holdings, the Borrower or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(h)(v).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iv).

“Agent Parties” has the meaning specified in Section 10.02(4).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.26.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate floor or Base Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided further that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, ticking fees or other fees similar to the foregoing (regardless of how such fees are computed and whether paid in whole or in part to any or all lenders) or other fees not generally paid to all lenders of such Indebtedness or, if applicable, consent fees for an amendment paid generally to consenting lenders; provided further that with respect to any Loans of an applicable Class that includes a Eurodollar Rate floor or Base Rate floor (1) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such floor shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield. As of the Closing Date, the All-In Yield with respect to the Closing Date Term Loans was 437.5 basis points.

“Alternative Currency” means Canadian Dollars.

“Amendment No. 4” ~~shall mean~~means the Refinancing Amendment to this Agreement dated as of January 27, 2017 among the Borrower, the Subsidiary Guarantors party thereto, the 2017 Refinancing Term Lenders party thereto and the Administrative Agent.

“Amendment No. 4 Effective Date” means January 27, 2017.

“Amendment No. 5” means the Refinancing Amendment to this Agreement dated as of November 15, 2017 among the Borrower, the Subsidiary Guarantors party thereto, the New 2017 Refinancing Term Lenders party thereto and the Administrative Agent.

“Amendment No. 5 Effective Date” means November 15, 2017.

“Annual Financial Statements” means the audited consolidated balance sheets of the Acquired Company as of the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Acquired Company for the fiscal years then ended.

“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Applicable Rate” means a percentage per annum equal to:

(a)     with respect to New 2017 Refinancing Term Loans, (i) ~~3.00~~2.75% for Eurodollar Rate Loans and (ii) ~~2.00~~1.75% for Base Rate Loans.

(b)     with respect to Revolving Loans and unused Revolving Commitments under the Closing Date Revolving Facility and Letter of Credit fees (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) 3.25% for Eurodollar Rate Loans, CDOR Loans and Letter of Credit fees, (B) 2.25% for Base Rate Loans and (C) 0.500% Commitment Fee Rate for unused Revolving Commitments and (ii) thereafter, the following percentages per annum, based upon the First Lien Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(1):

Pricing Level	First Lien Net Leverage Ratio	Eurodollar Rate, CDOR Rate and Letter of Credit Fees	Base Rate	Commitment Fee Rate
1	> 3.50 to 1.00	3.25%	2.25%	0.500%
2	≤ 3.50 to 1.00	3.00%	2.00%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(1); provided that “Pricing Level 1” (as set forth above) shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) at the option of the Administrative Agent or the Required Revolving Lenders under the Closing Date Revolving Facility, the first Business Day after an Event of Default under Section 8.01(1) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary set forth herein, the provisions of this clause (b) may be amended or waived with the consent of only the Borrower and the Required Revolving Lenders.

(c)     with respect to any Term Loans (other than Closing Date Term Loans), as specified in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the relevant Revolving Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means DBSI, Goldman Sachs, Jefferies, Mizuho, BMOC, ~~RBC~~RBCCM, US Bank, Macquarie Capital~~,~~ and Nomura ~~and Mizuho~~, each in its capacity as a joint lead arranger under this Agreement~~, and, in connection with the 2017 Refinancing Term Loans and solely for purposes of Sections 9.03, 10.04 and 10.05 herein, Guggenheim Securities, LLC~~.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)    any disposition of:

(i)    Cash Equivalents or Investment Grade Securities,

(ii)    obsolete, damaged or worn out property or assets in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course,

(iii)    assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower),

(iv)    improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business and

(v)    assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)    the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.03;

(c)    any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section  ~~7.04~~7.05, any Permitted Investment or any acquisition otherwise permitted under this Agreement;

(d)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value of less than (i) $5.0 million for any individual transaction or series of related transactions and (ii) $10.0 million for all such transactions in any fiscal year;

(4)     Holdings shall cease to be the registered owner of 100% of the Equity Interests of the Borrower;

unless, in the case of clause (1) or (2) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower or any Parent Company.

“Claim” means any actions, suits or written demands or claims.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)) and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, and the Closing Date Term Loans are made to the Borrower pursuant to Section 2.01(1)(a), which date was June 10, 2015.

“Closing Date Loans” means the Closing Date Term Loans and any Closing Date Revolving Borrowing.

“Closing Date Material Adverse Effect” means a “Company Material Adverse Effect” as defined in the Transaction Agreement.

“Closing Date Refinancing” means the repayment of all Indebtedness of the Acquired Company and its Subsidiaries with respect to which the Transaction Agreement requires the delivery of a payoff letter.

“Closing Date Revolving Borrowing” means a borrowing of Revolving Loans on the Closing Date, not to exceed the amount(s) (i) to pay Transaction Expenses in an amount not to exceed $ 20.0 million, plus (ii) for working capital purposes, plus (iii) to fund any original issue discount or upfront fees in connection with the Transactions resulting from the exercise of any “market flex” pursuant to the Fee Letter; provided that Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from an existing issuer of letters of credit outstanding on the Closing Date agreeing to become an Issuing Bank under this Agreement).

“Closing Date Revolving Facility” means the Revolving Facility made available by the Revolving Lenders as of the Closing Date.

“Closing Date Term Loan Commitment” means, as to each Term Lender, its obligation to make a Closing Date Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Lender’s name under on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.14, 2.15 or 2.16). The initial aggregate amount of the Closing Date Term Loan Commitments as of June 10, 2015 was $1,250.00 million.

“Closing Date Term Loans” means the Term Loans made by the Lenders on the Closing Date pursuant to Section 2.01(1)(a) ~~or~~, pursuant to Amendment No. 4 or pursuant to Amendment No. 5, as applicable. For the avoidance of doubt, the 2017 Refinancing Term Loans and the New 2017 Refinancing Term Loans shall constitute Closing Date Term Loans.

(e)    the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period and

(f)    cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(2)    the sum, without duplication, of:

(a)    an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of the Merger or any Permitted Acquisition or other investment permitted hereunder) included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and cash losses, charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of clauses (1) through (15) of the definition of “Consolidated Net Income,”

(b)    without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(c)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (i) the principal component of payments in respect of Capitalized Lease Obligations, (ii) all scheduled principal repayments of Loans, the Senior Notes (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (iii) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 and mandatory prepayment of Term Loans pursuant to Section 2.05(2)(b) or 2.05(2)(c), any mandatory Discharge of the Senior Notes pursuant to Section 4.10(d) of the Senior Notes Indenture (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) and any mandatory Discharge of Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and Swing Line Loans and all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (z) payments on any Subordinated Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.05) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(d)    [~~Reserved~~reserved];

(e)    increases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) for such period,

(f)    cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and required (other than required by Section 2.05(2)(b) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that (a) subject to clause (b) below, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10.0 million and (b) no such net cash proceeds shall constitute Net Proceeds under this clause (1) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20.0 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (1)); and

(2)    (a) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any Parent Company, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (b) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower;

provided that “Net Proceeds” shall not include, or apply to, the proceeds of the sale component of any Sale-Leaseback Transaction, although proceeds from Specified Sale-Leaseback Transactions shall be governed by the definition of “Specified Sale-Leaseback Net Proceeds”.

“New Facility” means each new fitness center, club or exercise facility opened by the Borrower or a Restricted Subsidiary that has been open for commercial operations for less than two full calendar years.

“New Facility EBITDA Adjustment” means, for each New Facility, only to the extent it is a positive number:

(1)    the product of (a) Average Return on Invested Capital and (b) to the extent it is a positive number, the aggregate amount of capital expenditures invested in such New Facility as of the facility opening date, less the net cash proceeds received for such New Facility from any Sale-Leaseback Transactions on or prior to such determination date, minus

(2)    the actual Adjusted EBITDA of such New Facility for such period.

“New 2017 Refinancing Term Lender” means, at any time, each Lender with a New 2017 Refinancing Term Loan Commitment or, after the New 2017 Refinancing Term Loans are made or issued, holding a New 2017 Refinancing Term Loan at such time.

“New 2017 Refinancing Term Loan” means the “New 2017 Refinancing Term Loans” as defined in, and made and/or converted in accordance with Amendment No. 5.

“New 2017 Refinancing Term Loan Commitment” means, for any New 2017 Refinancing Term Lender, the amount set forth opposite such New 2017 Refinancing Term Lender’s name on Schedule A to Amendment No. 5. The initial aggregate amount of the New 2017 Refinancing Term Loan Commitments is $217,361,777.56.

“Nomura” means Nomura Securities International, Inc.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Expiring Credit Commitment” has the meaning specified in Section 2.04(7).

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(2)(c).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries.

“Note” means a Term Note, Revolving Note or Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(1).

“Obligations” means all

(1)    advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding,

(2)    obligations (other than Excluded Swap Obligations) of any Loan Party arising under any Secured Hedge Agreement and

(3)    Cash Management Obligations under each Secured Cash Management Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees (including Letter of Credit fees), Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, the obligations of Holdings, the Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Quarterly Financial Statements” means the unaudited quarterly balance sheet and related statements of income and cash flows of the Acquired Company for the most recent fiscal quarter(s) ended after December 31, 2014 and at least 45 days prior to the Closing Date, in each case to the extent delivered to Initial Borrower pursuant to the Acquisition Agreement or otherwise.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) are not making ratings on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s or S&P (or both), as the case may be.

“Ratio Amount” has the meaning specified in the definition of “Permitted Incremental Amount”.

“RBC” means Royal Bank of Canada.

“RBCCM ” means RBC Capital Markets, LLC.

“Reference Rate” means (x) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Eurodollar Rate floor, an interest rate per annum equal to the rate per annum equal to LIBOR, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term of three months, or if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day with a term of three months would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, on such date and (y) with respect to the calculation of the All- In Yield in the case of Loans of an applicable Class that includes a Base Rate floor, the interest rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Refinancing Loans or Refinancing Commitments being incurred or provided pursuant thereto, in accordance with Section 2.15.

“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Borrower or any Restricted Subsidiary, (y) Disqualified Stock issued by the Borrower or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.

“Replaced Loans” has the meaning specified in Section 10.01.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means (1) the incurrence by the Borrower of any Indebtedness (including any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the New 2017 Refinancing Term Loans into a new tranche of replacement Term Loans under this Agreement) (a) having an All-In Yield that is less than the All-In Yield applicable to the New 2017 Refinancing Term Loans of the respective Type and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the New 2017 Refinancing Term Loans or (2) any effective reduction in the All-In Yield applicable to the New 2017 Refinancing Term Loans (e.g., by way of amendment, waiver or otherwise); provided that a Repricing Transaction shall not include (i) any event described in clause (1) or (2) above that is not consummated for the primary purpose of lowering the All-In Yield applicable to the New 2017 Refinancing Term Loans (as determined in good faith by the Borrower), including any such event consummated in connection with a Change of Control, Qualifying IPO or Enterprise Transformative Event or (ii) any Sale-Leaseback Transaction.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities (other than any Revolving Facility), Lenders having more than 50% of the sum of the (a) aggregate principal amount of outstanding Loans under such Facility or Facilities and (b) aggregate unused Commitments under such Facility or Facilities; provided that (i) to the same extent specified in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders and (ii) the portion of outstanding Loans and the unused Commitments of any such Facility, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) aggregate Term Loan Exposure and (b) aggregate Revolving Exposure of all Lenders; provided that (i) the aggregate Term Loan Exposure and Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of the “Required Lenders” and (ii) any determination of Required Lenders shall be subject to the limitations set forth in Section 10.07(h) with respect to Affiliated Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the aggregate Revolving Exposure of all Lenders; provided that the Revolving Exposure of or held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan

(3)    The Borrower shall determine in good faith the Dollar Amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.

(4)    For purposes of determining the First Lien Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.11    Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of the stated amount of such Letter of Credit in effect at such time after giving effect to any automatic reductions to such stated amount pursuant to the terms of the applicable Letter of Credit after the occurrence of any applicable condition (including the expiration of any applicable period); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuing Bank Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01    The Loans.

(1)    Term Borrowings. Subject to the terms and conditions set forth in Section 4.01 hereof, each Term Lender severally agrees (a) to make to the Borrower on the Closing Date one or more Closing Date Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Closing Date Term Commitment on the Closing Date ~~and~~, (b) to make to the Borrower on the Amendment No. 4 Effective Date one or more 2017 Refinancing Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s 2017 Refinancing Term Loan Commitment on the Amendment No. 4 Effective Date and (c) to make to the Borrower on the Amendment No. 5 Effective Date one or more New 2017 Refinancing Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s New 2017 Refinancing Term Loan Commitment on the Amendment No. 5 Effective Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. The Closing Date Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(2)    Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans denominated in Dollars or one or more Alternative Currencies pursuant to Section 2.02 from its applicable Lending Office (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, (a) the aggregate principal Dollar Amount of Total Revolving Outstandings denominated in Canadian Dollars will not exceed $25.0 million and (b) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus, in the case of each Lender other than the Swing Line Lender, such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(2)    Mandatory. ~~The~~Each of (i) the Closing Date Term Commitment of each Term Lender on the Closing Date ~~and~~, (ii) the 2017 Refinancing Term Loan Commitment of each 2017 Refinancing Term Lender on the Amendment No. 4 Effective Date and (iii) the New 2017 Refinancing Term Loan Commitment of each New 2017 Refinancing Term Lender on the Amendment No. 5 Effective Date, shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Term Loans ~~or~~, 2017 Refinancing Term Loans or New 2017 Refinancing Term Loans, respectively, to the Borrower pursuant to Section 2.01(1). The Revolving Commitment of each Revolving Lender shall automatically and permanently terminate on the Maturity Date for the applicable Revolving Facility.

(3)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the L/C Sublimit, Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). Any commitment fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

SECTION 2.07    Repayment of Loans.

(1)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders as follows:

(a)    on the last Business Day of each March, June, September and December an aggregate principal amount equal to the amount corresponding to such fiscal quarter in the table below (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):~~1~~

Fiscal Quarter Ended	Principal Amount to be Repaid
~~March 31, 2017~~	~~$~~	~~3,326,235.83~~
~~June 30, 2017~~	~~$~~	~~3,326,235.83~~
~~September 31, 2017~~	~~$~~	~~3,326,235.83~~
December 31, 2017	$	~~3,326,235.83~~3,301,289.06
March 31, 2018	$	~~3,326,235.83~~3,301,289.06
June 30, 2018	$	~~3,326,235.83~~3,301,289.06
September 31, 2018	$	~~3,326,235.83~~3,301,289.06
December 31, 2018	$	~~3,326,235.83~~3,301,289.06
March 31, 2019	$	~~3,326,235.83~~3,301,289.06

~~1~~	~~NTD: 0.25% of the aggregate principal amount of the term loans on the refinancing effective date.~~

June 30, 2019	$	~~3,326,235.83~~3,301,289.06
September 31, 2019	$	~~3,326,235.83~~3,301,289.06
December 31, 2019	$	~~3,326,235.83~~3,301,289.06
March 31, 2020	$	~~3,326,235.83~~3,301,289.06
June 30, 2020	$	~~3,326,235.83~~3,301,289.06
September 31, 2020	$	~~3,326,235.83~~3,301,289.06
December 31, 2020	$	~~3,326,235.83~~3,301,289.06
March 31, 2021	$	~~3,326,235.83~~3,301,289.06
June 30, 2021	$	~~3,326,235.83~~3,301,289.06
September 31, 2021	$	~~3,326,235.83~~3,301,289.06
December 31, 2021	$	~~3,326,235.83~~3,301,289.06
March 31, 2022	$	~~3,326,235.83~~3,301,289.06

; and

(b) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date. In connection with any Incremental Term Loans that constitute part of the same Class as the Closing Date Term Loans, the Borrower and the Administrative Agent shall be permitted to adjust the rate of prepayment in respect of such Class such that the Term Lenders holding Closing Date Term Loans comprising part of such Class continue to receive a payment that is not less than the same dollar amount that such Term Lenders would have received absent the incurrence of such Incremental Term Loans.

(2)    Revolving Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Facility the aggregate principal amount of all Revolving Loans under such Facility outstanding on such date.

(3)    Swing Line Loans. The Borrower shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (a) the date selected by Swing Line Lender and (b) the Maturity Date for the applicable Revolving Facility.

SECTION 2.08    Interest.

(1)    Subject to the provisions of Section 2.08(2), (a) each Eurodollar Rate Loan and CDOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate or CDOR Rate for such Interest Period, respectively, plus the Applicable Rate, (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate and (c) each Swing Line Loan shall bear interest as provided in Section 2.04(1).

(2)    During the continuance of a Default under Section 8.01(1), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a to, and immediately after giving effect to, the incurrence of such Incremental Facilities and the initial Borrowings thereunder; provided that, if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, an Investment or other acquisition or investment permitted hereunder, the condition set forth in this clause (b) may be waived (or not required) by the Persons providing more than 50% of such Incremental Facilities (other than with respect to (i) the Specified Representations (conformed as reasonably necessary for such Investment, acquisition or investment) and (ii) the Specified Acquisition Agreement Representations as applied to the target of such Investment, acquisition or investment (conformed as reasonably necessary for such Investment, acquisition or investment) and only to the extent that the failure of such Specified Acquisition Agreement Representations would result in a failure of a condition precedent to the obligation of the Borrower or any Restricted Subsidiary to consummate such Investment, acquisition or investment).

(7)     Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each Incremental Facility will be as agreed between the Borrower and the Persons providing such Incremental Loans; provided that:

(a)     the final maturity date of such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Closing Date Term Loans;

(b)     the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Closing Date Term Loans;

(c)     such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Term Loans (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Loans; and

(d)     except as otherwise set forth herein, all other terms of any (i) Term Loan Increase or a Revolving Commitment Increase will be on terms and pursuant to documentation applicable to the Class of Term Loans or Revolving Commitments, as applicable, being increased by such Term Loan Increase or Revolving Commitment Increase, as applicable, and (ii) Incremental Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the providers of such Incremental Facility, provided that, in each case, the operational and agency provisions contained in such documentation shall be reasonably satisfactory to the Administrative Agent

(8)    Pricing. The interest rate, fees, and original issue discount for any Incremental Facilities will be as determined by the Borrower and the Persons providing such Incremental Facilities; provided that in the event that the All-In Yield applicable to any Incremental Term Loans exceeds the All-In Yield of any New 2017 Refinancing Term Loans by more than 50 basis points, then the interest rate margins for such New 2017 Refinancing Term Loans shall be increased to the extent necessary so that the All-In Yield of such New 2017 Refinancing Term Loans is equal to the All-In Yield of such Incremental Term Loans minus 50 basis points; provided further that any increase in All-In Yield of the New 2017 Refinancing Term Loans due to the increase in a Eurodollar Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in any Eurodollar Rate or Base Rate floor applicable to such New 2017 Refinancing Term Loans.

(9)    Reallocation of Revolving Exposure. Upon each Revolving Commitment Increase pursuant to this Section 2.14,

(a)     each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extent, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.18     Loan Repricing Protection.

In the event that, on or prior to the six month anniversary of the Amendment No. 45 Effective Date, the Borrower (a) makes any prepayment of Closing Date Term Loans in connection with any Repricing Transaction or (b) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (i) in the case of clause (a), a prepayment premium of 1.00% of the aggregate principal amount of the Closing Date Term Loans being prepaid and (ii) in the case of clause (b), a payment equal to 1.00% of the aggregate principal amount of the applicable Closing Date Term Loans outstanding immediately prior to such amendment that is subject to such Repricing Transaction.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01     Taxes.

(1)     Except as required by applicable Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.

(2)     If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents:

(a)     the applicable Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it;

(b)     the applicable Loan Party or other applicable withholding agent shall be entitled to make such deduction or withholding and shall pay any amounts deducted or withheld to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);

(c)     if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and

(d)     within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(3)     Status of Lender. The Administrative Agent and each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative case certified to the Collateral Agent if deemed necessary by Collateral Agent in its reasonable discretion, sufficient for the title insurance company issuing a Mortgage Policy to remove the standard survey exception and issue standard survey related endorsements and otherwise reasonably satisfactory to the Collateral Agent (if reasonably requested by the Collateral Agent);

(v)     a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property containing improved land addressed to the Collateral Agent and otherwise in compliance with the Flood Insurance Laws, and if any such Material Real Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, the Borrower’s duly executed acknowledgement of receipt of written notification from the Collateral Agent about special flood hazard area status and flood disaster assistance and evidence that the Borrower or applicable Loan Party has obtained flood insurance reasonably satisfactory to the Collateral Agent that is in compliance with all applicable requirements of the Flood Insurance Laws; and

(vi)     as promptly as practicable after the reasonable request therefor by the Collateral Agent, environmental assessment reports and reliance letters (if any) that have been prepared in connection with such acquisition, designation or formation of any Material Domestic Subsidiary or acquisition of any Material Real Property.

SECTION 6.12     Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including any cleanup, removal or remedial obligations) and (2) obtain and renew all Environmental Permits required to conduct its operations or in connection with its properties.

SECTION 6.13     Further Assurances and Post-Closing Covenant.

(1)    Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonable request from time to time in order to carry out more effectively the purposes of the Collateral Documents and to satisfy the Collateral and Guarantee Requirement.

(2)    As promptly as practicable, and in any event no later than ninety (90) days after the Closing Date or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions required pursuant to sub clauses (i) through (vi) of Section 6.11(2)(b) hereof with respect to any Mortgaged Properties listed in Schedule 1.01(2), including the Phase I Environmental Site Assessments prepared by EMG in connection with the Transactions, as if notice had been provided with respect to such Mortgaged Properties listed in Schedule 1.01(2), except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 6.14     Use of Proceeds.

(1)     The proceeds of the Closing Date Term Loans (other than the 2017 Refinancing Term Loans and the New 2017 Refinancing Term Loans) and Closing Date Revolving Borrowings, together with the proceeds of the Equity Contribution and the Senior Notes, will be used on the Closing Date to (a) repay Indebtedness incurred under the Existing Credit Agreement and certain other Indebtedness, in each case together with any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto, (b) pay (i) any original issue

(e)     any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 2.05(2)(b)(~~iv~~ii).

To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

In addition, none of the Borrower or any Restricted Subsidiary shall enter into any Sale-Leaseback Transaction unless (1) at the time of the consummation thereof no Event of Default has occurred and is continuing, and (2) such Sale-Leaseback Transaction is conducted as an arm’s-length basis and is for fair market value of the applicable property as determined by a Responsible Officer of the Borrower in good faith.

SECTION 7.05     Restricted Payments.

(a)     The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

(A)    declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(i)    dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(B)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary;

(C)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, other than:

(i)     Indebtedness permitted under clauses (7), (8) and (9) of Section 7.02(b); or

(ii)    the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(D)     make any Restricted Investment;

binding upon, and to be observed or performed by, the Borrower. Each Agent and each Lender hereby consents to the Assumption.

SECTION 10.26     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.27     Recognition of EU Bail-In.

(a)     Notwithstanding anything to the contrary in this Agreement, any Loan Document thereunder or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising in connection with any New 2017 Refinancing Term Loans (or any Loan Document thereunder) contemplated by this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)     the effects of any Bail-in Action on any such liability, including, if applicable:

(A)     a reduction in full or in part or cancellation of any such liability;

(B)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)     As used in this Agreement, the following terms have the meanings specified below:

(i)     “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

(ii)     “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

SCHEDULE 1.01(2)

MORTGAGED PROPERTIES

Site	Address
Algonquin	451 Rolls Road, Algonquin, IL 60102
Bloomington South	1001 West 98th Street, Bloomington, MN 55431
Boca Raton	1499 Yamato Road, Boca Raton, FL 33431
Castle Creek	8705 Castle Creek Parkway East Dr., Indianapolis, IN 46250
Champions	7717 Willow Chase Blvd, Houston, TX 77070
Cinco Ranch	23211 Cinco Ranch Blvd., Katy, TX 77494
City Centre Houston	815 Town & Country Lane, Houston, TX 77024
Commerce Township	2901 Commerce Crossing, Commerce Township, MI 48390
Corporate Office Building 1	2902 Corporate Place, Chanhassen, MN 55317
Eagan	1565 Thomas Center Drive, Eagan, MN 55122
Eden Prairie	755 Prairie Center Drive, Eden Prairie, MN 55344
Flower Mound	3100 Churchill Drive, Flower Mound, TX 75022
Fridley	1200 East Moore Lake Drive, Fridley, MN 55432
Garland	5602 Naaman Forest Blvd., Garland, TX 75044
Green Valley	121 Carnegie Street, Henderson, NV 89074
Highland Park Office Building	2145 -2177 Ford Parkway, St. Paul, MN 55116
Kingwood	20515 West Lake Houston Pkwy, Humble, TX 77346 Life
Time Athletic Centennial - Tennis Addition	5100 E Dry Creek Road, Centennial, CO 80122
Life Time Athletic Plano - Tennis Addition	7090 Preston Road, Plano, TX 75024
Maple Grove	12601 82nd Ave. N., Maple Grove, MN 55369
Minnetonka	3310 County Road 101 South, Minnetonka, MN 55391
Novi	40000 High Pointe Boulevard, Novi, MI 48375
Old Orchard	5300 Old Orchard Road, Skokie, IL 60077
Overland Park	6800 West 138th Street, Overland Park, KS 66223
Plano	7100 Preston Road, Plano, TX 75024
Shelby Township	14843 Lakeside Blvd. N., Shelby Township, MI 48315
Sugar Land	1331 Highway 6, Sugar Land, TX 77478
Tempe	1616 West Ruby Drive, Tempe, AZ 85284
Troy	4700 Investment Drive, Troy, MI 48098
White Bear Lake	4800 White Bear Parkway, White Bear Lake, MN 55110

Schedules to Life Time Fitness Credit Agreement